Exhibit 10.74

QUALITY AGREEMENT

Commercial Product

Between

Salix Pharmaceuticals Inc.,

a corporation existing under the laws of the State of California

(“Client”)

-and-

PATHEON PHARMACEUTICALS INC.,

a corporation existing under the laws of the State of Delaware,

Specific sites covered by this Agreement:

2110 E. Galbraith Rd. Cincinnati OH 45237-1625

(“Patheon”)

Effective Date: May 21, 2013

TABLE OF CONTENTS

SECTION 1:	BACKGROUND AND AGREEMENT		3

SECTION 2:	RESPONSIBILITIES TABLE		4

SECTION 3:	GENERAL		6

SECTION 4:	SECTION 4: DESCRIPTION OF RESPONSIBILITIES		7

	APPENDIX A:	PRODUCT(S)

	APPENDIX B:	QUALITY CONTACTS

	APPENDIX C:	PATHEON APPROVED VENDOR LIST

	APPENDIX D:	CLIENT APPROVED VENDOR LIST

	APPENDIX E:	PATHEON APPROVED CONTRACT LABORATORIES LIST

SECTION 1:                                                                        BACKGROUND AND AGREEMENT

BACKGROUND.  Under a Master Manufacturing Services Agreement dated May 21, 2013 between Patheon and the Client (the “MSA”), and that certain Crofelemer Product Agreement issued under the MSA, dated May 21, 2013 between Patheon and the Client (the “Product Agreement”), Patheon agreed to perform pharmaceutical manufacturing services (the “Manufacturing Services”) for the Product (as described in Appendix A hereto) and the Client is required to give certain information to Patheon in order for Patheon to perform the Manufacturing Services (the “Specifications”).  Under the MSA and Product Agreement, Patheon is required to operate within the Specifications.  The parties desire to allocate the responsibility for procedures and Specifications impacting on the identity, strength, quality, and purity of the Product.

AGREEMENT.  NOW THEREFORE in consideration of rights conferred and the obligations assumed under the MSA, Product Agreement and herein, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), and intending to be legally bound, the parties agree as follows:

SECTION 2:                                                                        RESPONSIBILITIES TABLE

Patheon will be responsible for all the operations that are marked with “X” in the column titled “Patheon” and Salix will be responsible for all the operations that are marked with “X” in the column titled “Client”.  If marked with “(X)”, cooperation is required from the designated party.

Section No.	Subject / Terms	Client	Patheon
4.1 Quality Management
4.1.1	GMP, Health and Safety Compliance	X	X
4.1.2	Client Audit Rights	X
4.1.3	Subcontracting	(X)	X
4.1.4	Self-Inspection		X
4.2 Regulatory Requirements
4.2.1	Permits	X
4.2.2	Regulatory Filing / Registration Change Control	X	(X)
4.2.3	Regulatory Compliance		X
4.2.4	Government Agency Inspections, Communications and Requisitions	(X)	X
4.3 Material Control
4.3.1	Test Methods and Specifications	X	(X)
4.3.2	Material Destruction	(X)	X
4.3.3	Vendor Audit Responsibility	X	X
4.3.4	Client Furnished Materials	X
4.3.5	Incoming Material Release		X
4.4 Building, Facilities, Utilities and Equipment
4.4.1	General		X
4.4.2	Equipment, Calibration and Preventative Maintenance		X
4.4.3	Environmental Monitoring Program		X
4.5 Product Controls
4.5.1	Master Batch Record	(X)	X
4.5.2	Reprocessing and Rework	(X)	X
4.5.3	Personnel Training		X
4.6 Packaging, Labeling and Printed Materials
4.6.1	Master Batch Packaging Records	(X)	X
4.6.2	Printed Material and Artwork	X	(X)
4.6.3	Packaging Components Specifications and Validation	X	(X)
4.7 Exception Reports (Deviations / Investigations)
4.7.1	Manufacturing Instruction Deviations	(X)	X
4.7.2	Packaging Instructions Deviations	(X)	X
4.7.3	Notification of Deviations	(X)	X
4.8 Release of Product
4.8.1	Test Methods and Specifications	X
4.8.2	Batch Release to client	(X)	X
4.8.3	Certificate of Compliance		X
4.8.4	Product Release to market	X

4.9 Validation
4.9.1	Master Validation Plan	(X)	X
4.9.2	Cleaning Validation Program	(X)	X
4.9.3	Analytical Method and Procedure Validation	X	(X)
4.10 Charm Control
4.10.1	General	X	X
4.11 Documentation
4.11.1	Record Retention	(X)	X
4.11.2	Batch Document Requisition		X
4.12 Laboratory Controls
4.12.1	Specifications and Test Methods	X	X
4.12.2	Out of Specifications (00S) / Out of Trend (00T)	(X)	X
4.13 Stability
4.13.1	Sample Storage		X
4.13.2	Stability Studies and Protocol	X	X
4.13.3	Stability Failures	(X)	X
4.13.4	Termination of MSA	X	X
4.14 Annual Product Review
4 14 1	General	(X)	X
4.15 Storage and Distribution
4.15.1	General		X
4.15.2	Product Storage and Shipment Changes	(X)	X
4.15.3	Product Quarantine		X
4.16 Product Complaints
4.16.1	Complaint Investigation	X	(X)
4.17 Product Recall
4.17.1	Product Recall Notification	X	(X)
4.17.2	Government Agency Notification	X
4.18 Reference and Retention Samples
4.18.1	Excipient and Active Ingredient Reference Sample		X
4.18.2	Finished Product Retention Sample		X

SECTION 3:                                                                        GENERAL

3.1                               Any communications about the subject matter of this Agreement will be directed, in the first instance, to the person(s) identified in Appendix B.

3.2                               Capitalized terms not otherwise defined herein will have the meaning specified in the MSA and/or Product Agreement.

3.3                               If any provision of this Agreement should be or is found invalid, or unenforceable by law, the rest of the Agreement will remain valid and binding and the parties will negotiate a valid provision which meets as close as possible the objective of the invalid provision.

3.4                               If this Agreement requires modification so that the party affected cannot be reasonably expected to continue to perform under this Agreement, then the parties will negotiate and revise the Agreement accordingly.

3.5                               Any amendment of this Agreement will be made in writing and signed by both parties.

3.6                               This Agreement will start on the Effective Date that is set forth on the cover page of this Agreement and will remain valid until all Quality obligations under the applicable MSA and Product Agreement have been fulfilled.

3.7                               If there is any conflict between the terms of this Agreement, the MSA, or the Product Agreement, the prevailing order of documents shall be the MSA, the Product Agreement, this Agreement and the Confidentiality Agreement; provided, that this Agreement shall control with respect to any specific quality issue.

3.8                               The “Background” provisions of Section 1 are incorporated into this Agreement.

SECTION 4:                                                                        SECTION 4: DESCRIPTION OF RESPONSIBILITIES

4.1                               QUALITY MANAGEMENT

4.1.1                     GMP, Health and Safety Compliance

Patheon will conduct operations in compliance with applicable environmental, occupational health and safety laws, and cGMP regulations.

4.1.2                     Client Audit Rights

Patheon will permit audits by the Client, on reasonable prior written notice, of all relevant premises, procedures, and documentation that relate to Client’s Product.  Client audits are limited to one cGMP-type audit and one inventory observation audit per calendar year unless for cause.  Client may request additional audits in accordance with the MSA and Product Agreement.

4.1.3                     Subcontracting

Patheon will not subcontract tasks to a third party without Client’s prior written consent.  Patheon may subcontract raw material testing to other Patheon facilities upon written notification to Client.

4.1.4                     Self-Inspection

Patheon will perform self-inspections of its premises, facilities, and processes used to manufacture, package, test, and store the Client’s starting, intermediate, and/or finished products in accordance with Patheon’s written standard operating procedures (“SOPs”) to ensure compliance with cGMP and this Agreement.

4.2                               REGULATORY REQUIREMENTS

4.2.1                     Permits

The Client will be solely responsible for obtaining or maintaining, on a timely basis, any permits or other regulatory approvals for the Products or the Specifications, including, without limitation, all marketing and post-marketing approvals.

Patheon will obtain and maintain the appropriate manufacturing license(s) to allow for the Manufacturing Services.

4.2.2                     Regulatory Filing / Registration Change Control

The Client will determine whether changes to the Product or related to the Product will impact a regulatory filing and will apply for and receive approval for any required manufacturing amendment, change or addition to their Product marketing authorization.  Upon request, Patheon will assist in the preparation and review of pertinent sections of new or supplemental regulatory applications before filing.  The Client is responsible for all communications with Regulatory Authorities as well as for the approval, maintenance, and updating of marketing approval in a timely manner.

4.2.3                     Regulatory Compliance

Patheon will ensure that Product(s) are manufactured and tested in strict compliance with current US Federal and EC regulatory and statutory requirements relating to Good Manufacturing Practices (GMP) (US 21 CFR parts 210 and 211 and EU Directive 2003/94/EC for the manufacture of finished medicinal product) as applicable, regulatory approvals and local laws and regulations applicable at the site(s) of manufacture and/or testing.

4.2.4                     Government Agency Inspections, Communication and Requisitions

Patheon will permit all relevant inspections by regulatory authorities of premises, procedures, and documentation.

Patheon will notify the Client by telephone within twenty-four (24) hours, and in writing within two (2) Business Days after learning of any proposed visit to, or inspection of, a Manufacturing Site by any regulatory authority and immediately by telephone after learning of any unannounced visit to, or inspection of, a Manufacturing Site by any regulatory authority if such visit or inspection primarily relates to the manufacture of the Product or facilities used in the manufacturing of the product. Patheon shall also notify Client by telephone within twenty-four (24) hours, and in writing within two (2) Business Days, if the visit to, or inspection of, the Manufacturing Site by such regulatory authority becomes directed towards the manufacture of the Product.  Patheon shall notify the Client immediately by telephone, and within one (1) Business Day of any regulatory authority request for Product samples, batch documentation, or other information related to the Product.

Patheon will notify the Client within three (3) Business Days of receipt of any Form 483’s, warning letter or the like from any regulatory agency that relates to the Product; or if the supply of Product will be affected, or if the facilities used to produce, test or package the Product will be affected.

The responses from Patheon related to the Product will be provided by Patheon to Client for review and approval at least five (5) Business Days before submission to the regulatory agency.  Client approval must not be unreasonably withheld and must be received in time for Patheon to meet submission due dates.

4.3                               MATERIAL CONTROL

4.3.1                     Test Methods and Specifications

The Client will give Patheon a copy of the Specifications and test methods used if the Client issues raw material Specifications.

4.3.2                     Material Destruction

Patheon has the right to either return to the Client or dispose of any outdated or rejected material.  If the material is disposed of, disposal will be consistent with all applicable laws, considering the nature of the material, and sent to a licensed waste disposal facility.  Before disposal:

Patheon will send written notice to the Client of Patheon’s intent to dispose of the material.  If no direction is received from the Client, Patheon will dispose of the material no sooner than 90 days after the date of the written notice.

The materials will be disposed and destroyed in compliance with local environmental regulations and performed in a secure and legal manner that prevents unauthorized use or diversion.

Patheon will maintain destruction records in accordance with Patheon SOPs, and shall provide, upon request, to the Client a copy of the destruction notices for Client’s files.

4.3.3                     Vendor Audit Responsibility

4.3.4                     Excipient and API Vendors:

(i)                                     If the Client stipulates an excipient or API vendor, the Client will audit and approve the vendor and ensure cGMP compliance in accordance with Section 4.3.4 of this Agreement.  The Client stipulated vendor(s) will be included on the Client’s approved vendor list (Appendix D).

(ii)                                  If Patheon stipulates the excipient vendor, Patheon will audit and approve the vendor and ensure cGMP compliance in accordance with Patheon’s SOPs.  The Patheon stipulated vendor(s) will be included on Patheon’s approved vendor list (Appendix C).

4.3.5                     Packaging Component Vendors:

(i)                                     If the Client stipulates a packaging component vendor, the Client will audit and approve the manufacturer and ensure cGMP compliance.  The Client stipulated vendor(s) will be included on the approved vendor list (Appendix D).

(ii)                                  If Patheon stipulates the packaging component vendor, Patheon will audit and approve the vendor and ensure cGMP compliance in accordance with Patheon’s SOP.  The Patheon stipulated vendor(s) will be included on the approved supplier list (Appendix C).

4.3.6                     Client Furnished Materials

The Client is responsible for vendor qualification of Client furnished materials and for providing a certificate of compliance confirming the following:

(i)                                     That the materials are compliant with the provisions outlined in the “Note for Guidance on minimizing the risk of transmitting spongiform encephalopathy agents via human and veterinary medicinal products” (EMEA/410/01, Rev.2 or update); and

(ii)                                  A residual solvent certificate confirming that there is no potential for specific toxic solvents listed in the EP / USP / ICH residual solvents Class I, Class II or Class III to be present and the material, if tested, will comply with established EP / USP / ICH requirements.  If any of the solvents listed in the EP / USP / ICH residual solvents Class I, Class II or Class III are used in the manufacture or are generated in the manufacturing process, solvents of concern will be indicated.

4.3.7                     In-Coming Material Release

Before its use in the manufacture of any Product, all material(s) will be inspected, tested, and released by Patheon against the Specification approved by the Client.

4.4                               BUILDING, FACILITIES, UTILITIES, AND EQUIPMENT

4.4.1                     General

All buildings and facilities used in the manufacturing, packaging, testing and storage of any materials and/or Product will be of suitable size, construction and location to facilitate cleaning, and will be maintained in a good state of repair, and in accordance with all applicable laws.  Maintenance and cleaning records will be kept in accordance with Patheon’s SOPs.

4.4.2                     Equipment, Calibration and Preventative Maintenance

All equipment used in the manufacturing, packaging, testing, and storage of any materials and/or Product will be suitable for its intended use and appropriately located to allow for cleaning and maintenance.  Calibration and maintenance records will be kept according to Patheon SOPs for all critical equipment.  Patheon will calibrate instrumentation and qualify computer systems used in the manufacture and testing of the Product in accordance with Patheon’s SOPs.

4.4.3                     Environmental Monitoring Program

Patheon will perform and maintain an environmental monitoring program.  The collected data will be reviewed and interpreted by the responsible person within Patheon’s quality unit.  Any out of limit results will be managed appropriately in accordance with Patheon SOPs.

4.5                               PRODUCTION CONTROLS

4.5.1                     Master Batch Record

The Client will give Patheon the Specifications and Patheon will manufacture Product in accordance with the Specifications.

Patheon is responsible for preparing the master batch records for the Product.  The Client is responsible to review and approve the master batch records before the manufacture of the Product.

Patheon will not make changes to master batch records except through the established Patheon change control system, and all master document revisions will be approved by the Client’s quality unit prior to implementation.  Any changes made to issued batch records (before master revisions) must be reviewed and approved by the Client’s quality unit before implementation unless otherwise agreed to in writing.

4.5.2                     Reprocessing and Rework

Patheon will not reprocess or rework the Product without the prior written consent from the Client.

Reprocessing is defined as the introduction of material back into the process and repeating a step, (e.g. redrying, remilling) using the same equipment and techniques of the established manufacturing process.

Rework is defined as the introduction of material to one or more processing steps that are different from the established manufacturing process.

4.5.3                     Personnel Training

Patheon will give appropriate training to its employees.  Each person engaged in the manufacture, packaging, testing, storage, and shipping of the Product will have the education, training, and experience necessary, consistent with current GMP and safety training requirements.

4.6                               PACKAGING, LABELING AND PRINTED MATERIALS

4.6.1                     Master Batch Packaging Records

The Client will give Patheon the Specifications for all packaging components.  Patheon will create, control, issue, and execute in accordance with the master batch packaging record and the Specifications.

Patheon will not make changes to master batch packaging records except through the established Patheon change control system, and all master document revisions will be approved by the Client’s quality unit prior to implementation.  Any changes made to issued batch records (before Master revisions) must be reviewed and approved by the Client’s quality unit before implementation unless otherwise agreed to in writing.

4.6.2                     Printed Material and Artwork

The Client will give Patheon the Specifications for artwork and labelling text (blister, carton, leaflet, label etc.).  The labelling proofs must be reviewed and approved in writing by the Client.

4.6.3                     Packaging Components Specifications and Validation

The Client will give Patheon the specifications for packaging components.  Where applicable, Patheon will provide specifications for packaging components purchased from vendors.

4.7                               EXCEPTION REPORTS (DEVIATIONS / INVESTIGATIONS)

4.7.1                     Manufacturing Instruction Deviations

Patheon will document, investigate, and resolve deviations from approved manufacturing instructions or Specifications in accordance with Patheon’s SOPs.  Patheon will report and obtain written approval from the Client’s responsible person for deviation report (“DR”) type deviations where there is a potential to affect Product quality.  Patheon will give the Client copies of all DR’s as part of the executed batch record.

(i)                                     Disposition of the Product batch will be the sole responsibility of the Client.

(ii)                                  Patheon will notify the Client immediately if it is identified that a batch previously shipped to the Client is impacted by a quality decision.  Patheon will cooperate fully with the investigation, supplying needed information as required.

(iii)                               In the event that a dispute arises between the Client and Patheon in the nonconformity of a batch of Product, resolution of the dispute will be governed by the terms of the MSA and Product Agreement.

(iv)                              It is the responsibility of Patheon to ensure that all deviations are investigated, documented, and approved within thirty (30) days.  If the deviation investigation requires more than thirty (30) days for completion, an interim report will be prepared by Patheon to provide reasons for the delay and to specify planned investigation activities and timelines for completion.  Patheon will provide a copy of the final report to the Client.

4.7.2                     Packaging Instructions Deviations

Patheon will document, investigate, and resolve any deviation from approved packaging instructions or Specifications according to Patheon SOPs.  Patheon will report and obtain approval from the Client’s responsible person for DR type deviations where there is a potential to affect Product quality.  Patheon will give the Client copies of all DR’s as part of the executed batch packaging record.

(i)                                     Final Disposition of the Product batch will be the sole responsibility of the Client.

(ii)                                  Patheon will notify the Client immediately if it is identified that a batch previously shipped to the Client is impacted by a quality decision.  Patheon will cooperate fully with the investigation, supplying needed information as required.

(iii)                               In the event that a dispute arises between the Client and Patheon in the nonconformity of a batch of Product, resolution of the dispute will be governed by the terms of the MSA and Product Agreement.

(iv)                              It is the responsibility of Patheon to ensure that all deviations are investigated, documented, and approved within thirty (30) days.  If the deviation investigation requires more than thirty (30) days for completion, an interim report will be prepared by Patheon to provide reasons for the delay and to specify planned investigation activities and timelines for completion.  Patheon will provide a copy of the final report to the Client.

4.7.3                     Notification of Deviations

Patheon will immediately notify the Client, but in any event no later than one (1) Business Day if any deviation occurs during manufacture or packaging of the Product, where the deviation affects the quality, efficacy or availability of the Product.

4.8                               RELEASE OF PRODUCT

4.8.1                     Test Methods and Specifications

The Client will give Patheon the finished Product Specifications and will develop and give Patheon the supply validated analytical test methods for the finished Product.

4.8.1.1 Patheon will release the API after performing ID testing and Assay on the incoming Milled and Blended API material.  This release will be based on specifications provided by the Client.

4.8.2                     Batch Release for Shipment

Batch review and release for shipment to the Client will be the responsibility of Patheon’s Quality Assurance department who will act in accordance with Patheon’s SOPs.

4.8.3                     Certificate of Compliance

For each batch released by Patheon for shipment to the Client, Patheon will deliver to the Client a certificate of compliance that will include a statement that the batch has been manufactured in accordance with applicable laws, cGMPs and the Specifications.

4.8.4                     Product Release

The Client will have sole responsibility for release of the Product to the market.

(i)                                     At the time of release, each batch released to the Client will have met all of Patheon’s, internal Standard Operating Procedures, cGMP, applicable law and the Specifications.

(ii)                                  For each batch of Product manufactured, Patheon must provide a copy of the completed batch record, deviations, investigations, validation and all other written documentation as agreed to by the parties and a Certificate of Analysis confirming that the finished product meets the requirements of all applicable Specifications.  Patheon will also provide written confirmation that the Product(s) have been manufactured in accordance with Section 4.8 of this Agreement (e.g., Certificate of Analysis and a Certificate of Conformance).

4.9                               VALIDATION

4.9.1                     Master Validation Plan

Patheon will establish applicable master validation plans and maintain a validation program for the Product, including major equipment validation.  The Client will review and approve the master validation plan, performance qualification and process validation protocols and reports for the Product.

4.9.2                     Cleaning Validation Program

The Client will give Patheon the toxicological information to be used in the development of a cleaning program.  Patheon will maintain an appropriate cleaning and cleaning validation program.

4.9.3                     Analytical Method and Procedure Validation

The Client must ensure that its analytical methods and manufacturing procedures (including packaging procedures) are validated.  If the methods and procedures are not validated by the Client, then Patheon may assist in validation development at Client’s cost, and at Client’s written request.

4.10                        CHANGE CONTROL

4.10.1              General

Patheon will notify and obtain approval from the Client before implementing any proposed changes to the process, materials, testing, equipment, batch documentation, or premises, where the changes may directly affect the Product.

The Client will be responsible for determining whether or not to initiate registration variation procedures and for maintaining adequate control over the quality commitments of the marketing authorization made to the regulatory authorities by the Client for the Product.

Following validation of a process change, Patheon will deliver a copy of the related validation report to the Client and the associated stability data, if applicable, as it becomes available.

4.11                        DOCUMENTATION

4.11.1              Record Retention

Patheon will maintain all batch records for a minimum of one year past Product expiry date, or such longer period as may be required by applicable law, and supply all these records to the Client upon request.

Patheon will maintain records and evidence on the testing of raw materials and packaging/labeling materials for five years after the materials were last used in the manufacture or packaging/labeling of the Product, or such longer period as may be required by applicable law.

At the end of the above noted retention period, the Client will be contacted concerning the future storage or destruction of the documents.

4.11.2              Batch Document Requisition

Patheon will give the Client a copy of all the executed batch documents relating to Products within three (3) Business Days of the batch being released by the Patheon Quality organization.

4.12                        LABORATORY CONTROLS

4.12.1              Specifications and Test Methods

Patheon will test and approve starting material, intermediate, and the finished Product in accordance with the approved Specifications, analytical methods, and Patheon’s SOPs.

The Client will give Patheon the Active Material Specifications including a certificate of analysis.

The Client will give Patheon the test methods for Active Material and excipients (if non-compendial).  The Client is responsible for validating non-compendial testing methods.  If these methods are not validated by the Client, then Patheon may assist in validation development at Client’s cost and at Client’s written request.

4.12.2              Out of Specifications (00S) / Out of Trend (00T)

Patheon will notify Client’s quality unit of confirmed out-of-Specification (“OOS”) or out-of-trend (“OOT”) results immediately, but in no event later than one (1) Business Day.  Patheon will generate a DR type deviation as per Patheon SOPs and obtain approval of the DR from the Client’s responsible person within their quality unit.

4.13                        STABILITY

4.13.1              Sample Storage

Patheon will store stability samples as required.

4.13.2              Stability Studies and Protocol

The Client will develop and validate stability indicating assay(s) before process validation.  If required, Patheon may assist at Client’s cost at Client’s written request.

If applicable, Patheon will conduct stability studies in accordance with the agreed and validated stability testing analytical methods at the agreed upon testing points in accordance with the approved stability protocol.

Patheon will perform the stability testing described in a stability protocol agreed to by both Patheon and the Client.  Patheon will give the Client the stability data on an ongoing basis as agreed to by both parties.

4.13.3              Stability Failures

Patheon will notify the Client of any stability failure for Product supplied to the Client.  If a result indicates that a Product has failed to remain within stability Specifications, Patheon will notify the Client immediately, but in no event later than (1) one Business Day.

4.13.4              Termination of MSA

If the MSA or Product Agreement is terminated, Patheon will continue to give the Client the stability data supporting the acceptability of the Product until all Product distributed by the Client has reached the end of its shelf-life.

4.14                        ANNUAL PRODUCT REVIEW

4.14.1              General

The Client will complete the annual product review in accordance with regulatory requirements of the Product marketed authorization.  Patheon will give the Client copies of all information and correspondence necessary to support the annual product reviews upon request.

4.15                        STORAGE AND DISTRIBUTION

4.15.1              General

Patheon will ship Product in accordance with the agreed qualified transportation requirements provided by the Client to Patheon.

4.15.2              Product Storage and Shipment Changes

Patheon will communicate any proposed changes in storage or shipping to the Client for review and written approval.

4.15.3              Product Quarantine

Patheon will have a system in place for assuring that unreleased Product is not shipped unless authorized in writing by the Client’s quality unit.

4.16                        PRODUCT COMPLAINTS

4.16.1              Complaint Investigation

The Client will investigate and resolve all medical and non-medical Product complaints.  Patheon will investigate all Patheon manufacturing and packaging-type Product complaints related to the Manufacturing Services.  The Client will retrieve complaint sample(s) and forward them to Patheon in a timely manner to aid a complete and comprehensive investigation.

4.17                        PRODUCT RECALL

4.17.1              Product Recall Notification

The Client will notify Patheon about a Product recall or other regulatory type product notification (e.g. field alert) as soon as possible.  The Client will initiate all related recall activities.  Patheon will provide support related to any recall activities as it relates to released or unreleased Product at its facility.

4.17.2              Government Agency Notification

The Client will perform the Product recall and will inform the appropriate regulatory authorities.

4.18                        REFERENCE AND RETENTION SAMPLES

4.18.1              Excipient and Active Ingredient Reference Sample

Patheon will keep a reference sample of each material received by Patheon and used to manufacture the Product.  The reference sample will consist of at least two times the necessary quantity for all Quality Control tests required to determine whether the materials meet required Specifications.

The reference samples will be stored by Patheon under controlled conditions in accordance with cGMP storage requirements for (1) one year beyond the expiration date of the last batch of the Product containing the materials, or such longer period as may be required by applicable law.  The reference samples will be made available by Patheon to the Client, if requested.

4.18.2              Finished Product Retention Sample

Retention samples of finished Product will be retained by Patheon for (1) one year past Product expiry or for such longer period as may be required by applicable law.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute and deliver this Agreement as of the Effective Date identified on the first page:

Salix Pharmaceuticals Inc.

By:	/s/ Henry Darnell	Date:
Henry Darnell
Associate VP, Quality

PATHEON PHARMACEUTICALS INC.

By:	/s/ David J. Leuck	Date:
David J. Leuck
Quality Operations Director